SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                 (Rule 13d-101)
                    Under the Securities Exchange Act of 1934
                                 Amendment No. 2
                                 ---------------
                        Gyrodyne Company of America, Inc.
 -------------------------------------------------------------------------------
                                (Name of Issuer)
                          Common Stock, $1.00 par value
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    403820103
 -------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  Elchanan Maoz
                                  -------------
                                 P.O. Box 36254
                              Tel Aviv 65115 Israel

                              Guy N. Molinari, Esq.
                       Heller Ehrman White & McAuliffe LLP
                              120 West 45th Street
                               New York, NY 10036
                                 (212) 832-8300
 -------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                 August 30, 2004
 -------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.
Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.
*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.
The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 403820103
-------------------------------------------------------------------------------
        1       NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                        Kellogg Capital Group, LLC
-------------------------------------------------------------------------------
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a)X    (b)
-------------------------------------------------------------------------------
        3       SEC USE ONLY
-------------------------------------------------------------------------------
        4       SOURCE OF FUNDS*
                        N/A
-------------------------------------------------------------------------------
        5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
        6       CITIZENSHIP OR PLACE OF ORGANIZATION
                        New York
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
        7       SOLE VOTING POWER
                        0
-------------------------------------------------------------------------------
        8       SHARED VOTING POWER
                        61,772
-------------------------------------------------------------------------------
        9       SOLE DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                        61,772
-------------------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                        61,772
-------------------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
-------------------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        5.3%
-------------------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                        BD
-------------------------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------------------
        1       NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                        Kellogg Group, LLC
-------------------------------------------------------------------------------
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a)X    (b)
-------------------------------------------------------------------------------
        3       SEC USE ONLY
-------------------------------------------------------------------------------
        4       SOURCE OF FUNDS*
                        N/A
-------------------------------------------------------------------------------
        5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
        6       CITIZENSHIP OR PLACE OF ORGANIZATION
                       New York
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
        7       SOLE VOTING POWER
                       0
-------------------------------------------------------------------------------
        8       SHARED VOTING POWER
                       61,772
-------------------------------------------------------------------------------
        9       SOLE DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                       61,772
-------------------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                       61,772
-------------------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
-------------------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       5.3%
-------------------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                       OO
-------------------------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------------------
        1       NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                        Charles K. Kellogg
-------------------------------------------------------------------------------
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a) X    (b)
-------------------------------------------------------------------------------
        3       SEC USE ONLY
-------------------------------------------------------------------------------
        4       SOURCE OF FUNDS*
                        N/A
-------------------------------------------------------------------------------
        5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
        6       CITIZENSHIP OR PLACE OF ORGANIZATION
                       U.S.A.
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
        7       SOLE VOTING POWER
                       0
-------------------------------------------------------------------------------
        8       SHARED VOTING POWER
                       61,772
-------------------------------------------------------------------------------
        9       SOLE DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                       61,772
-------------------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                       61,772
-------------------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
-------------------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       5.3%
-------------------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                       IN
-------------------------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------------------
        1.      NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                        Lee Kellogg
-------------------------------------------------------------------------------
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a) X   (b)
-------------------------------------------------------------------------------
        3       SEC USE ONLY
-------------------------------------------------------------------------------
        4       SOURCE OF FUNDS*
                        N/A
-------------------------------------------------------------------------------
        5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
        6       CITIZENSHIP OR PLACE OF ORGANIZATION
                        U.S.A.
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
        7       SOLE VOTING POWER
                       0
-------------------------------------------------------------------------------
        8       SHARED VOTING POWER
                       61,772
-------------------------------------------------------------------------------
        9       SOLE DISPOSITIVE POWER
                       0
-------------------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                       61,772
-------------------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                       61,772
-------------------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
-------------------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       5.3%
-------------------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                       IN
-------------------------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------------------
        1       NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                        Everest Special Situations Fund L.P.
-------------------------------------------------------------------------------
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a) X   (b)
-------------------------------------------------------------------------------
        3       SEC USE ONLY
-------------------------------------------------------------------------------
        4       SOURCE OF FUNDS*
                        N/A
-------------------------------------------------------------------------------
        5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
        6       CITIZENSHIP OR PLACE OF ORGANIZATION
                        Delaware
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
        7       SOLE VOTING POWER
                        0
-------------------------------------------------------------------------------
        8       SHARED VOTING POWER
                        30,524
-------------------------------------------------------------------------------
        9       SOLE DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                        30,524
-------------------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                        30,524
-------------------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
-------------------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        2.6%
-------------------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                        PN
-------------------------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------------------
        1       NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                        Maoz Everest Fund Management Ltd.
-------------------------------------------------------------------------------
        2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a) X   (b)
-------------------------------------------------------------------------------
        3       SEC USE ONLY
-------------------------------------------------------------------------------
        4       SOURCE OF FUNDS*
                         N/A
-------------------------------------------------------------------------------
        5       CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
        6       CITIZENSHIP OR PLACE OF ORGANIZATION
                        Israel
-------------------------------------------------------------------------------
        NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
        7       SOLE VOTING POWER
                        0
-------------------------------------------------------------------------------
        8       SHARED VOTING POWER
                        30,524
-------------------------------------------------------------------------------
        9       SOLE DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------
        10      SHARED DISPOSITIVE POWER
                        30,524
-------------------------------------------------------------------------------
        11      AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                        30,524
-------------------------------------------------------------------------------
        12      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
-------------------------------------------------------------------------------
        13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                       2.6%
-------------------------------------------------------------------------------
        14      TYPE OF REPORTING PERSON*
                       CO
-------------------------------------------------------------------------------

CUSIP No. 403820103
-------------------------------------------------------------------------------
        1       NAME OF REPORTING PERSONS.
                I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                        Elchanan Maoz
-------------------------------------------------------------------------------
                   2CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a) X   (b)
-------------------------------------------------------------------------------
       3        SEC USE ONLY
-------------------------------------------------------------------------------
       4        SOURCE OF FUNDS*
                        N/A
-------------------------------------------------------------------------------
       5        CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
                PURSUANT TO ITEMS 2(d) OR 2(e)
-------------------------------------------------------------------------------
       6        CITIZENSHIP OR PLACE OF ORGANIZATION
                        Israel
-------------------------------------------------------------------------------
       NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH
-------------------------------------------------------------------------------
       7        SOLE VOTING POWER
                        0
-------------------------------------------------------------------------------
       8        SHARED VOTING POWER
                        30,524
-------------------------------------------------------------------------------
       9        SOLE DISPOSITIVE POWER
                        0
-------------------------------------------------------------------------------
       10       SHARED DISPOSITIVE POWER
                        30,524
-------------------------------------------------------------------------------
       11       AGGREGATE AMOUNT BENEFICIALLY OWNED BY REPORTING PERSON
                        30,524
-------------------------------------------------------------------------------
       12       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                SHARES*
-------------------------------------------------------------------------------
       13       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                        2.6%
-------------------------------------------------------------------------------
       14       TYPE OF REPORTING PERSON*
                                     IN
-------------------------------------------------------------------------------

Introduction:
------------
As further described in this Amendment No. 2 to this Schedule 13D, Everest Special Situations Fund L.P. ("Everest") and Kellogg Capital Group, LLC ("Kellogg") in the aggregate beneficially own approximately 8% of the Common Stock of Gyrodyne Company of America, Inc. (the "Issuer"). Everest and the other Reporting Persons identified herein are filing this amendment to disclose the acquisition of additional shares of the Issuer's Common Stock by Everest, as more fully described below. This Amendment No. 2 reflects changes to the
Schedule 13D filed July 8, 2004, as amended by Amendment No. 1 thereto filed on August 26, 2004.



                                 AMENDMENT NO. 2
                                     TO THE
                                  SCHEDULE 13D

ITEM. 3. SOURCE AND AMOUNT OF FUNDS OF OTHER CONSIDERATION

                  The aggregate purchase price of the 900 shares of the Issuer's Common Stock ("Shares") purchased by Everest and reported in this Amendment No. 2 was $27,918. The additional purchase of Shares by Everest reported herein has been made from Everest's working capital.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

                  (a) As of the close of business on August 30, 2004, the Reporting Persons may be deemed to own beneficially in the aggregate 92,296 shares of the Issuer's Common Stock which constitutes approximately 8% of the outstanding shares of the Issuer's Common Stock (based upon the number of shares that were reported to be outstanding in the Issuer's Form 10-K SB for the fiscal year ended April 30, 2004). Mr. Elchanan Maoz by virtue of his status as a controlling stockholder of Maoz Everest Fund Management Ltd. ("MEFM"), the general partner of Everest, may be deemed to own beneficially the shares of the Issuer's Common Stock by Everest. Mr. Elchanan Maoz disclaims beneficial ownership of such shares of the Issuer's Common Stock except to the extent of his pecuniary interest therein. Kellogg Group, LLC ("Kellogg Group") as the sole member of Kellogg may be deemed to beneficially own the shares of the Issuer's Common Stock beneficially owned by Kellogg. Mr. Charles K. Kellogg and Ms. Lee Kellogg, by virtue of their status as controlling members of Kellogg Group, may be deemed to own beneficially the shares of the Issuer's Common Stock beneficially owned by Kellogg Group, and consequently Kellogg. Mr. Charles K. Kellogg, Ms. Lee Kellogg and Kellogg Group disclaim beneficial ownership of such shares of the Issuer's Common Stock except to the extent of their pecuniary interest therein.

                  (b) Each of Everest, MEFM and Kellogg, respectively, has the sole or shared power to vote or to direct the vote and to dispose or to direct the disposition of the shares of which it is deemed to beneficially own. Mr. Charles K. Kellogg, Ms. Lee Kellogg and Kellogg Group may be deemed to share with Kellogg such powers with respect to the shares of the Issuer's Common Stock Kellogg beneficially owns. Mr. Elchanan Maoz may be deemed to share with MEFM such powers with respect to the shares of the Issuer's common stock MEFM beneficially owns.

                  (c) The following table sets forth the sole transaction effected by Everest with respect to the Issuer's Common Stock since the filing of the Schedule 13D on July 8, 2004. Such transaction was effected in the open market.

     Date              Price            No. of Shares Purchased
   8/30/2004           $31.02              900

Except as reported herein, no other Reporting Person effected any transactions with respect to the Issuer's Common Stock since the filing of the Schedule 13D on July 8, 2004.

                  (d) To the best of each of the Reporting Persons' knowledge, except as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, any shares of common stock which the Reporting Persons may be deemed to own beneficially.

                  (e) Not applicable.

                  After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


Dated:  August 30, 2004

EVEREST SPECIAL SITUATIONS FUND L.P.

By:      Maoz Everest
         Fund Management Ltd.,
         its general partner


         By:      /s/ Elchanan Maoz
                  -----------------------------------
         Name:    Elchanan Maoz
         Title:   Chairman and Chief Executive Officer


MAOZ EVEREST FUND MANAGEMENT LTD.

         By:      /s/ Elchanan Maoz
                  -----------------------------------
         Name:    Elchanan Maoz
         Title:   Chairman and Chief Executive Officer

         /s/ Elchanan Maoz
         -----------------------------------
         Elchanan Maoz


KELLOGG CAPITAL GROUP, LLC

         By:      /s/ Mathew Brand
                  -----------------------------------
         Name:    Matthew Brand
         Title:   Managing Director

KELLOGG GROUP, LLC

         By:      /s/ Mathew Brand
                  -----------------------------------
         Name:    Matthew Brand
         Title:   Managing Director

         /s/ Charles K. Kellogg
         --------------------------------------------
         Charles K. Kellogg

         /s/ Lee Kellogg
         -----------------------------------
         Lee Kellogg